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                                                               EXHIBIT 8.1



               BARACK FERRAZZANO KIRSCHBAUM PERLMAN & NAGELBERG
                        333 WEST WACKER DRIVE, SUITE 2700
                             CHICAGO, ILLINOIS 60606


MICHAEL J. LEGAMARO
(312) 629-5181                                        Telephone  (312) 984-3100
Voice Mail Ext. 4581                                  Facsimile  (312) 984-3193
michael.legamaro@bfkpn.com


                                September 15,1999



Heartland Financial Capital Trust I
Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, Iowa 52001



         RE:      HEARTLAND FINANCIAL CAPITAL TRUST I

Ladies and Gentlemen:

         We have acted as counsel to Heartland Financial USA, Inc., a Delaware corporation (the "Company"), and to Heartland Financial Capital Trust I, a Delaware business trust (the "Trust"), in connection with the registration statement of the Company and the Trust on Form S-3 (as amended or supplemented, the "Registration Statement"), of which a preliminary prospectus (the "Prospectus") is a part, filed by the Company and the Trust with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended. In that connection, we have participated in preparation of the section set forth in the Prospectus entitled "Federal Income Tax Consequences."

         For the purposes of rendering this opinion, we have reviewed and relied upon the Registration Statement; the form of Amended and Restated Trust Agreement for the Trust to be entered into among the Company, First Union Trust Company, National Association, a national banking association ("First Union") and certain administrative Trustees named therein, the form of Indenture to be entered into between the Company and First Union (the "Indenture"); the Certificate of Trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware on September 13, 1999; the Trust Agreement as filed with the office of the Secretary of State of the State of Delaware on September 13, 1999; and such other documents and instruments as we have deemed necessary for the rendering of this opinion. In our examination of the relevant documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such copies and the accuracy and completeness of all corporate records made available to us by the Company and by the Trust.


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BARACK FERRAZZANO KIRSCHBAUM PERLMAN & NAGELBERG


Heartland Financial Capital Trust I
Heartland Financial USA, Inc.
September 15, 1999
Page 2


         Based solely upon our review of such documents, and upon such information as the Company has provided to us (which we have not attempted to verify in any respect), we are of the opinion that, under current federal income tax law:

              1. The Trust will be classified as a grantor trust and not as an association taxable as a corporation.

              2. The Debentures (as defined in the Indenture) will be classified as indebtedness of the Company, and the interest on the Debentures will be deductible by the Company.

              3. The statements set forth in the Prospectus under the caption "Federal Income Tax Consequences" constitute a fair and accurate summary of the matters addressed therein, based upon current law and the assumptions stated therein.

         Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign, or other tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby.

         Moreover, our opinion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings, procedures, and other pronouncements published by the United States Internal Revenue Service. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding upon the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

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BARACK FERRAZZANO KIRSCHBAUM PERLMAN & NAGELBERG



Heartland Financial Capital Trust I
Heartland Financial USA, Inc.
September 15, 1999
Page 3




         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the use of our name in the Prospectus under the heading "Federal Income Tax Consequences." In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion is being furnished to you solely for your benefit in connection with the transactions set forth above. It may not be relied upon by, nor a copy of it delivered to any other party, without our prior written consent. This opinion is based upon our knowledge of the law and facts as of the date hereof, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.

                                             Very truly yours,

                                             /s/ Barack Ferrazzano Kirschbaum
                                             Perlman & Nagelberg

                                             BARACK FERRAZZANO KIRSCHBAUM
                                             PERLMAN & NAGELBERG